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                                                                EXHIBIT 23(b)


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
ALASKA APOLLO RESOURCES INC.


We consent to incorporation by reference in the registration statement No. 0-12185 of ALASKA APOLLO RESOURCES INC. of our report dated May 6, 1996 relating to the consolidated balance sheets of ALASKA APOLLO RESOURCES INC. as of December 31, 1995 and 1994, and the related statements of deficit, loss and cash flow for each of the years in the three year period ended December 31, 1995, which reports appear in the December 31, 1995 annual report on Form 10-K of ALASKA APOLLO RESOURCES INC.



                    /s/ Kraft, Rothman, Berger, Grill, Schwartz & Cohen

                      KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN
                                  Chartered Accountants

Toronto, Ontario
May 23, 1996